Exhibit 99.1

TransDigm Group Incorporated Announces New Board Member

Cleveland, Ohio, April 5, 2006 - TransDigm Group Incorporated (TDG) announced today the appointment of Sean P. Hennessy as a member of its Board of Directors. Mr. Hennessy has also been appointed by the Board to be the independent Chairman of the Audit Committee of TransDigm Group.

Sean Hennessy has been the Chief Financial Officer of The Sherwin Williams Company since 2001. Sherwin Williams is a New York Stock Exchange listed company with revenues in excess of $7 billion and a leading global position in the paint and coating industry. Since 1984, Mr. Hennessy has held a broad range of financial and operating positions with The Sherwin Williams Company. He is a 1980 graduate of the University of Akron with a degree in accounting and is a Certified Public Accountant.

W. Nicholas Howley, the Chairman and Chief Executive Officer of TransDigm Group stated, “We are pleased that Sean has agreed to become a member of our Board. He is a seasoned executive with a unique blend of financial and operating experience. We are fortunate to attract an executive of his caliber.”

ABOUT TRANSDIGM GROUP

TransDigm Group, through its wholly-owned subsidiaries, including TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, gear pumps, mechanical/electromechanical actuators and controls, NiCad batteries/chargers, power conditioning devices, hold-open rods and locking devices, engineered connectors, engineered latches and cockpit security devices, lavatory hardware and components, specialized AC/DC electric motors and specialized valving.

CONTACT:

Eileen Fallon

TransDigm Group Incorporated

(216) 706-2939

emfallon@TransDigm.com